Exhibit 99.1

FOR IMMEDIATE RELEASE

ClearSign Announces Second Quarter 2015 Results

Company reports significant progress towards initial commercialization in end market applications

SEATTLE, August 13, 2015 – ClearSign Combustion Corporation (Nasdaq: CLIR), an emerging provider of industrial combustion technologies that help to reduce emissions and improve efficiency, today announced its results for the second quarter ended June 30, 2015.

"It is hard to adequately convey the day-to-day developments that we see behind the scenes here at ClearSign," said Steve Pirnat, ClearSign Chairman and CEO, "but I remain excited and encouraged by the progress we are making. It is worth reminding everyone that our technologies are focused on a large addressable market with boilers, furnaces and process heaters, which account for 2/3rds of the energy used in U.S. manufacturing. In the quarter we gained traction with a few strategic operators in our target markets."

Strategic and financial highlights during and subsequent to the quarter included:

•	Evaluation agreement with one of the largest U.S. oil refineries. – Last week the Company entered into an agreement with Tesoro Refining and Marketing, LLC, to retrofit a multiple burner refinery heater in the Los Angeles area. Several performance criteria will be evaluated, including NOx emissions that meet or exceed the California South Coast Air Quality Management District's (SCAQMD) ambitious NOx Reclaim Program's goal of reducing refinery NOx emissions to half of their current level by 2020.

•	Installation and Operation of Duplex™ Technology at California Refinery – ClearSign and the customer are encouraged by the preliminary results achieved to date, which have shown a significant reduction in NOx emissions without the use of flue gas recirculation (FGR) or selective catalytic reduction (SCR). Additional testing leading to optimization of the technology will continue in order to reach the stated objectives of 6 ppm NOx. Additionally, this installation was completed within the customer's allotted downtime period and the unit was promptly returned to full production while testing continues.

•	Validation of Duplex Technology in full-scale field trial – In the second quarter, the Company was able to validate that Duplex Technology can meet the regulatory requirement of 5PPM NOx in the San Joaquin Valley (which is among the most stringent in the world), but even more significantly – ClearSign was able to show a meaningful reduction in energy consumption.

•	Commercial order for Duplex Technology – The Company announced its first commercial order in May and noted that, as a direct result of the performance at Aera, ClearSign won a contract from another oil producer in the Bakersfield area. With over 1,000 OTSGs in operation in North America, the Company feels confident that the Enhanced Oil Recovery (EOR) space will be an area for growth based on the compelling value ClearSign can provide as compared to legacy technologies.

•	Senior addition to ClearSign R&D – We announced that Donald Kendrick, Ph.D. joined the Company's research and development team. With over 20 years of experience in product development in the combustion industry, Dr. Kendrick is leading the product commercialization efforts for Duplex Technology.

As a result of its ongoing research and development progress, the Company incurred losses of $1,796,000 in the quarter ended June 30, 2015 as compared to losses of $1,626,000 for the same period in 2014. The increased loss was primarily due to field testing of our Duplex Technology.

Working capital at June 30, 2015 totaled $14,606,000. On February 10 and February 12, 2015, the Company completed an underwritten public offering of 2,990,000 shares of common stock, resulting in net proceeds of approximately $16.3 million.

“We feel confident that our continued testing of Duplex technology will provide positive results with our customers and our pipeline of commercial opportunities will continue to grow. We continue to perform lab research on our ECC technology as we progress towards its commercialization. We are in the comfortable position of being adequately capitalized to achieve our goals,” concluded Mr. Pirnat.

A conference call discussing the release of the Company's results for the second quarter ending June 30, 2015 will be held today, August 13, 2015, at 4:30 PM Eastern Time. To listen to the conference call, you should dial 1-866-372-4653 (international: +1-412-902-4217) five to ten minutes before the scheduled start time and request to be connected to the ClearSign Combustion Corporation conference call. Click here or visit ClearSign's Investor Relations page to listen to the call online. If you wish to listen to a replay of the conference call, you may dial 1-877-344-7529 (international: +1-412-317-0088) and enter conference ID 10070753. The replay will be available for 7 days after the conference call.

About ClearSign Combustion Corporation

ClearSign Combustion Corporation designs, develops and markets technologies that drive to improve key performance characteristics of combustion systems, including emissions and operational performance, energy efficiency and overall cost-effectiveness. Our patent-pending Duplex™ and Electrodynamic Combustion Control™ platform technologies enhance the performance of combustion systems in a broad range of markets, including the chemical, petrochemical, refinery, power and commercial boiler industries. For more information, please visit www.clearsign.com

Cautionary note on forward-looking statements

This press release includes forward-looking information and statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events that are based on management's belief, as well as assumptions made by, and information currently available to, management. While we believe that our expectations are based upon reasonable assumptions, there can be no assurances that our goals and strategy will be realized. Numerous factors may affect our actual results and may cause results to differ materially from those expressed in forward-looking statements made by us or on our behalf. Some of these factors include the acceptance of existing and future products, the impact of competitive products and pricing, general business and economic conditions, and other factors detailed in our Annual Report on Form 10-K and other periodic reports filed with the SEC. We specifically disclaim any obligation to update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

For further information:

Media:

Kimberly Setliff

Antenna Group for ClearSign

+1 415-977-1942

clearsign@antennagroup.com

Investor Relations:

Dave Mossberg

Three Part Advisors, LLC for ClearSign

+1 817-310-0051

ClearSign Combustion Corporation

Statements of Operations

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
Operating expenses:
Research and development	714,000	556,000	1,287,000	1,163,000
General and administrative	1,096,000	1,072,000	2,115,000	2,113,000

Total operating expenses	1,810,000	1,628,000	3,402,000	3,276,000

Loss from operations	(1,810,000)	(1,628,000)	(3,402,000)	(3,276,000)
Interest income	14,000	2,000	23,000	3,000

Net Loss	$(1,796,000)	$(1,626,000)	$(3,379,000)	$(3,273,000)

Net Loss per share	$(0.14)	$(0.17)	$(0.28)	$(0.35)

ClearSign Combustion Corporation

Balance Sheets

	June 30,	December 31,
	2015	2014
ASSETS

Current Assets:
Cash and cash equivalents	$14,606,000	$1,845,000
Prepaid expenses	254,000	109,000
Total current assets	14,860,000	1,954,000

Fixed assets, net, and other assets	196,000	273,000
Patents and other intangible assets, net	2,973,000	2,372,000

Total Assets	$18,029,000	$4,599,000

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$427,000	$253,000
Accrued compensation and taxes	832,000	982,000
Total current liabilities	1,259,000	1,235,000
Long-term accrued compensation and taxes	182,000	372,000
Deferred rent	27,000	33,000
Total liabilities	1,468,000	1,640,000

Stockholders' Equity:
Common stock, 12,811,218 and 9,681,476 shares issued and
outstanding at June 30, 2015 and December 31, 2014, respectively	1,000	1,000
Additional paid-in capital	41,199,000	24,218,000
Accumulated deficit	(24,639,000)	(21,260,000)
Total stockholders' equity	16,561,000	2,959,000

Total Liabilities and Stockholders' Equity	$18,029,000	$4,599,000